KPMG LLP

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Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated December 26, 2024, with respect to the financial statements and financial highlights of the Funds Listed in Appendix A.

Chicago, Illinois

February 24, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.

Appendix A

Nushares ETF Trust

For the year ended October 31, 2024 (statement of operations); for each of the years in the two-year period ended October 31, 2024 (statement of changes in net assets); for each of the years in the three-year period ended October 31, 2024, and the period September 27, 2021 (commencement of operations) through October 31, 2021 (financial highlights):

Nuveen ESG Dividend ETF

Nuveen Growth Opportunities ETF

For the year ended October 31, 2024 (statement of operations); for each of the years in the two- year period ended October 31, 2024 (statement of changes in net assets); for each of the years in the five-year period ended October 31, 2024 (financial highlights):

Nuveen ESG Emerging Markets Equity ETF

Nuveen ESG International Developed Markets Equity ETF

Nuveen ESG Large-Cap ETF

Nuveen ESG Large-Cap Growth ETF

Nuveen ESG Large-Cap Value ETF

Nuveen ESG Mid-Cap Growth ETF

Nuveen ESG Mid-Cap Value ETF

Nuveen ESG Small-Cap ETF

For the year ended October 31, 2024 (statement of operations); for each of the years in the two-year period ended October 31, 2024 (statement of changes in net assets); for each of the years in the three-year period ended October 31, 2024, and the period August 4, 2021 (commencement of operations) through October 31, 2021 (financial highlights):

Nuveen Dividend Growth ETF

Nuveen Winslow Large-Cap Growth ESG ETF

2